Exhibit 99.1
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Name and Address of Reporting Person:           Prudential Financial, Inc.
                                                751 Broad Street
                                                Newark, New Jersey  07102-3777

Issuer Name and Ticker or Trading Symbol:       Boots & Coots International
                                                Well Control, Inc. (WEL)

Date of Earliest Transaction
(Month/Day/Year):                               July 3, 2003

If Amendment, Date Original Filed
(Month/Day/Year):                               July 8, 2003


Explanation of Responses:
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(1)  Amended to reflect such transactions in Table I and to remove references to such transactions in Table II.

(2)  Amended to change the transaction code.

(3) On July 3, 2003, Prudential (as defined below) converted 59,872 shares of Series E Cumulative Senior Preferred Stock of the Issuer ("Series E Stock") on a one-for-one basis pursuant to its terms into 59,872 shares of Series F Convertible Senior Preferred Stock of the Issuer ("Series F Stock"). The Series F Stock was converted into 13,607,202 shares of Common Stock. Pursuant to the terms of the Series F Stock, the aggregate face value of the Series F Stock, $5,987,200, was converted at a conversion price of $0.44 per share. The conversion price is calculated based on a discount to the trailing 90-day average trading price of the Common Stock.

(4)  Converts on a 1-for-1 basis.

(5) The securities which are the subject of this Statement are held directly by The Prudential Insurance Company of America ("Prudential"), an indirect wholly owned subsidiary of the Reporting Person.

(6)  Amended to reflect correct exercise price.

(7) On July 3, 2003, Prudential exercised warrants to purchase an aggregate of 2,292,798 shares of Common Stock. The aggregate exercise price, $1,432,998.75, was paid, pursuant to the terms of the warrants, with the surrender of 14,009 shares of Series G Cumulative Convertible Preferred Stock, which was credited at its face value, $1,400,900, and of 321 shares of Series E Stock, which was credited at its face value, $32,100.

(8)  Warrants are exercisable at any time through the later of (i) 7/23/08 or
     (ii) six months following the date the notes issued pursuant to the Subordinated Note Restructuring Agreement, dated as of December 28, 2000 between the Issuer and Prudential, as amended, are repaid in full.

(9) Amended to reflect such transaction in Table II and to remove references to such transaction in Table I.

(10) There is no expiration date.

(11) Amended to reflect the surrender of 321 shares of Series E Stock. See note
     (7) above.